Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

November 6, 2017

Avinger, Inc.

400 Chesapeake Drive

Redwood City, California 94063

Re:          Avinger, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by Avinger, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 9,950,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), to be offered by Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “Selling Stockholder”). We understand that the Shares being offered by the Selling Stockholder have been or may be issued pursuant to the purchase agreement dated November 3, 2017 between the Company and Lincoln Park (the “Purchase Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company to Lincoln Park, pursuant to the Purchase Agreement. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Shares to be issued and sold by the Company,  consisting of (i) 943,396 shares of common stock that are currently issued and outstanding, have been legally and validly issued, fully paid and non-assessable and (ii) 9,006,604 shares of common stock that may be sold to Lincoln Park under the Purchase Agreement, have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

AUSTIN    BOSTON    BEIJING    BRUSSELS    GEORGETOWN, DE    HONG KONG    LOS ANGELES    NEW YORK
PALO ALTO    SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation